EXHIBIT 99.1

Renavotio, Inc. Subsidiary  Secures Agreement to Purchase 10 Million N95 Masks

Tulsa, Ok-(Newsfile Corp. – October 30, 2020) –Renavotio, Inc’s wholly owned subsidiary, Renavotio Infratech, Inc. (RII), has secured an agreement to purchase 10 Million N95 masks available for sale to private, commercial, medical distributors, local, state and federal government prospective clients.

RII has spent the last 180 days developing verified sources of Personal Protection Equipment (“PPE”) products and putting definitive action plans in place to produce (through its recent agreement with Tritaniun Labs, Inc. at its planned facility in Bartlesville Oklahoma) and secure PPE chains through its increasing network of suppliers and distributors providing commercial and government buyers a line of products that can be delivered in a timely fashion. RII has presold 500,000 of the N95 masks with delivery expected in November.  RII is currently negotiating to sell the balance of the 9.5 million N95 masks before years’ end.

The global news network’s continues to report rising COVID-19 cases, which may cause an increased need for hand sanitizers, masks, gowns and gloves that RII has access too. With this potential problem, RII continues to expand its premiere network with access to medical equipment merchandisers globally from the U.S. to Europe, to the Middle East, and to Asia Pacific. RII focuses on assisting clients to get access to trending trading medical items while at the same time providing suppliers due diligence and contracting services.

As 2020 shows to go down as the year of disasters, PPE is becoming an ongoing requirement for the protection of emergency and recovery workers, depending on the type of emergency, which may include disease protection, flooding, social unrest and hurricanes, and protecting emergency response, medical and recovery workers from physical, chemical and biological hazards, which has become a necessary part of life.

“As new opportunities are presented to grow for Renavotio, we continue to target our three-way business model to take advantage of underground utility, water/refuse management, smart city technology and medical infrastructure opportunities.  We see an opportunity ahead of us to manufacture and provide critical Personal Protective Equipment (“PPE”) such as N95 masks to front line medical workers, first responders, and for industrial and construction uses. We expect to continue our growth both organically and through additional acquisitions, as we focus on investing in high-growth sectors of the economy to meet important healthcare and infrastructure needs in our country,” said Billy Robinson, CEO.

ABOUT REVAVOTIO, INC.

Renavotio’s business focuses on three unique infrastructure opportunities, including medical protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries. www.renavotio.com

The Company’s wholly owned subsidiary Renavotio Infratech, Inc., (“RII”) includes business and acquisition strategy concentrates on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries.  Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, natural gas, and water utilities for commercial, industrial and municipal end users.  UMCCO’s unique approach creates immediate bottom line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com

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RII’s wholly owned subsidiary Tritanium is an Oklahoma based supply chain technology company and the manufacturer of consumer products available at Costco Warehouse Clubs and other fine retailers across the United States. The TriCleanz, TruCleanz, and TruSafe brands of sanitizers, disinfectants, sanitizing wipes, and Pro N95USA, LLC soon to be a US manufacture of N95 mask will provide personal protective equipment (PPE) that is manufactured in the United States with transparency, trust, and traceability. Its products are manufactured using the same Tritanium Traceability Technologies it provides to its manufacturing and logistics clients.  Since 2018, Tritanium is working towards being a leader in Supply Chain Traceability Solutions and the founder of one of the first public distributed ledger immutable traceability technology specifically for product traceability.  Tritanium’s solutions, software developers and technology providers can add immediate global traceability to sickness, food, manufacturing and logistic applications. www.tritaniumlabs.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, capital markets, political and social uncertainties.  There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.  No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact :
Renavotio, Inc.

Utility Management Corp.

Tritanium Labs, Inc.

601 South Boulder Ave.

Suite 600

Tulsa, OK 74119
Email Contact::
Telephone: 1-888-928-1312

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: lisa@skylineccg.com

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